Exhibit 10.5
FOURTH AMENDMENT
CRITICAL HOMECARE SOLUTIONS, INC. 2006 EQUITY INCENTIVE PLAN
AS EFFECTIVE ON MARCH 25, 2010
     WHEREAS, Critical Homecare Solutions Holdings, Inc. (the “Company”) maintained the Critical Homecare Solutions, Inc. 2006 Equity Incentive Plan, as amended through the Third Amendment (the “Plan”) immediately before the merger (the “Merger”) effected pursuant to the Agreement and Plan of Merger (in relevant part) by and among BioScrip, Inc. (“Parent”) and the Company dated as of January 24, 2010 (the “Merger Agreement”); and
     WHEREAS, Section 3.7(a) of the Merger Agreement provided that Parent effective at the closing of the Merger (the “Closing”) would assume the Plan and substitute shares of Parent stock (“Parent Stock”) for the shares of Common Stock (as defined in the Merger Agreement) available for issuance under the Plan immediately before the Closing based on the “Exchange Ratio” (as defined in the Merger Agreement) and rounding down to nearest whole share of Parent Stock; and
     WHEREAS, Parent desires to amend the Plan to reflect the adoption of the Plan by Parent and the substitution of Parent Stock for Common Stock and such other changes in the administration of the Plan as Parent deems necessary or appropriate under the circumstances;
     NOW, THEREFORE, the Plan is hereby amended effective as of the Closing as follows:
§1
NAME CHANGE
     The name of the Plan effective as of the Closing shall be the “BioScrip/CHS 2006 Equity Incentive Plan (the “BioScrip/CHS Plan”).
§2
PARENT STOCK
     All of the shares of Common Stock available for issuance under the Plan immediately before the Closing shall be converted into shares of Parent Stock effective as of the Closing using the Exchange Ratio and rounding down to the nearest whole share of Parent Stock, and all references in the BioScrip/CHS Plan to Common Stock shall be to Parent Stock.
§3
REFERENCES
     All references in the BioScrip/CHS Plan to
(a) the “Board” shall be to the Board of Directors of Parent.
(b) the “Plan Administrator” shall be to the Management Development & Compensation Committee of the Board or to such other committee appointed by the Board.
§4
ROLL OVER OPTION
     4.1 The term “Roll Over Option” shall mean a “Roll Over Option” as defined in the Merger Agreement.
     4.2 The Plan Administrator shall continue to have the same discretionary powers and exclusive authority under the BioScrip/CHS Plan as the Plan Administrator had under the Plan, provided the Plan Administrator shall only exercise such powers and authority with respect to the Roll Over Options to the extent deemed necessary or appropriate and consistent with the regulations under Section 409A of the Code to reflect the conversion of Common Stock into Parent Stock.
     4.3 Any Parent Stock subject to a Roll Over Option which expires before all or any part of the shares of Parent Stock subject to such option have been purchased pursuant to the exercise of such option shall remain available for issuance under the BioScrip/CHS Plan.
§5
NEW OPTION GRANTS
     The Plan Administrator may grant Options to purchase Parent Stock under the BioScrip/CHS Plan after the Closing, but any such grants shall be made subject to the terms and conditions which would apply to the grant of an option under the BioScrip, Inc. 2008 Equity Incentive Plan, as amended, all of which terms and conditions are incorporated by this reference in the BioScrip/CHS Plan, so that the terms and conditions of an Option grant under the BioScrip/CHS Plan will be the same in all material respects as the terms and conditions of an option grant under the BioScrip, Inc. 2008 Equity Incentive Plan, as amended, except that the shares of Parent Stock purchased upon the exercise of such Option shall be issued under the BioScrip/CHS Plan.

     IN WITNESS WHEREOF, BioScrip, Inc. as Parent under the Merger Agreement has caused its duly authorized officer to execute this Fourth Amendment to the Plan.
BioScrip, Inc.
By: /s/ Barry A. Posner
Date: March 25, 2010

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